Exhibit 10 (x)

W.W. GRAINGER, INC.

VOLUNTARY SALARY AND INCENTIVE DEFERRAL PLAN

Effective January 1, 2004

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 SELECTION, ENROLLMENT, ELIGIBILITY	6

2.1 Selection by Committee	6

2.2 Enrollment Requirements	6

2.3 Eligibility; Commencement of Participation	6

2.4 Termination of Participation and/or Deferrals	6

ARTICLE 3 CONTRIBUTIONS/CREDITING/TAXES	7

3.1 Minimum and Maximum Deferrals	7

3.2 Election Form	7

3.3 Withholding of Annual Deferral Amounts	8

3.4 Profit Sharing Allocation	8

3.5 Vesting	8

3.6 Allocation of Funds	8

3.7 FICA and Other Taxes	9

3.8 Distributions	10

ARTICLE 4 HARDSHIP WITHDRAWAL	11

ARTICLE 5 DISTRIBUTION OF BENEFITS	12

5.1 Distribution Election	12

5.2 Retirement/Disability Distributions	12

5.3 Date Certain Distributions	13

5.4 Death Before Commencement of Distributions	14

5.5 Death After Commencement of Distributions	14

5.6 Other Terminations of Employment	14

5.7 Hardship Withdrawals	14

ARTICLE 6 DISABILITY WAIVER AND BENEFIT	15

6.1 Disability Waiver	15

6.2 Continued Eligibility; Disability Benefit	15

ARTICLE 7 BENEFICIARY DESIGNATION	16

7.1 Beneficiary	16

7.2 Beneficiary Designation and Change of Beneficiary	16

i

TABLE OF CONTENTS (continued)

Page

7.3 Acknowledgment	16

7.4 No Beneficiary Designation	16

7.5 Doubt as to Beneficiary	16

ARTICLE 8 LEAVE OF ABSENCE	17

8.1 Paid Leave of Absence	17

8.2 Unpaid Leave of Absence	17

ARTICLE 9 TERMINATION, AMENDMENT OR MODIFICATION	18

9.1 Termination	18

9.2 Amendment	18

ARTICLE 10 ADMINISTRATION	19

10.1 Committee Duties	19

10.2 Administration Upon Change In Control	19

10.3 Agents	19

10.4 Binding Effect of Decisions	19

10.5 Indemnity of Committee	20

10.6 Employer Information	20

ARTICLE 11 OTHER BENEFITS AND AGREEMENTS	21

11.1 Coordination with Other Benefits	21

ARTICLE 12 CLAIMS PROCEDURES	22

12.1 Presentation of Claim	22

12.2 Notification of Decision	22

12.3 Review of a Denied Claim	22

12.4 Decision on Review	23

12.5 Legal Action	23

ARTICLE 13 STATUS OF THE PLAN	24

13.1 Plan To Be Unfunded	24

13.2 Unsecured General Creditor	24

ARTICLE 14 MISCELLANEOUS	25

14.1 Employer’s Liability	25

14.2 Nonassignability	25

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TABLE OF CONTENTS (continued)

Page

14.3 Not a Contract of Employment	25

14.4 Furnishing Information	25

14.5 Terms	25

14.6 Captions	25

14.7 Governing Law	26

14.8 Notice	26

14.9 Successors	26

14.10 Validity	26

14.11 Incompetent	26

14.12 Court Order	26

14.13 Distribution in the Event of Taxation	27

14.14 Discharge of Obligations	27

14.15 Legal Fees to Enforce Rights After Change in Control	27

-iii-

W.W. GRAINGER, INC.

VOLUNTARY SALARY AND INCENTIVE DEFERRAL PLAN

Effective January 1, 2004

Purpose

              The purpose of the Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of W.W. Grainger, Inc., an Illinois corporation. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Administrator” shall mean the Committee at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer.

1.2	“Affiliate” shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) with the Company.

1.3	“Annual Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of the Annual Deferral Account balance and the Annual Profit Sharing Account balance. The Annual Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.4	“Annual Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, commissions, royalties, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), 403(b) or any other Code Sections which allow pre-tax contributions pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5	“Annual Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Annual Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Annual Deferral Account.

1.6	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary and Bonus that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 6.1), death or other termination of employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.7	“Annual Profit Sharing Account” shall mean (i) the sum of all of a Participant’s Annual Profit Sharing Allocations, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Annual Profit Sharing Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Annual Profit Sharing Account.

1.8	“Annual Profit Sharing Allocation” for a Plan Year shall be the amount determined in accordance with Section 3.4.

1.9	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.10	“Beneficiary Designation Form” shall mean the form, established from time to time by the Committee, that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.11	“Board” shall mean the Board of Directors of the Company.

1.12	“Bonus” shall mean any cash compensation, in addition to Annual Base Salary relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2, payable to a Participant as an Employee under the Employer’s annual incentive plans.

1.13	“Change in Control” shall have the meaning set forth in Section 2.1(d) of the W.W. Grainger, Inc. 2001 Long Term Stock Incentive Plan, as may be amended from time to time.

1.14	“Claimant” shall have the meaning set forth in Section 12.1.

1.15	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16	“Committee” shall mean the committee described in Article 10.

1.17	“Company” shall mean W.W. Grainger, Inc., an Illinois corporation and any successor to such corporation that adopts the Plan.

1.18	“Date Certain Distribution” shall mean a distribution from the Plan of the vested Annual Account Balance elected by the Participant to be paid in a single-sum or installments pursuant to Section 5.3 of the Plan at a date specified in the Deferral Election Form other than as a result of the Participant’s Retirement or Disability.

1.19	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of the Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under the Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to the Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.6(a) below. The amounts so deferred and amounts credited/debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in the Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.20	“Deferral Election Form” shall mean the form established by the Committee that a Participant completes, signs and returns to the Committee to make his or her deferral election under the Plan in accordance with Section 3.2 of the Plan.

1.21	“Disability” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the long-term disability plan of the Employer in which the Participant participates, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Employer does not sponsor such a plan, or discontinues sponsoring such a plan, Disability shall be determined by the Committee in its sole discretion. Notwithstanding any language within Article 6 or Article 12 to the contrary, disability claims shall be administered in accordance with the disability requirements of the Department of Labor claims procedure regulations under 29 CFR 2560.503-1, as may be amended from time to time, which are hereby incorporated by reference.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 6.

1.23	“Employee” shall mean an individual whose relationship with an Employer is, under common law, that of an employee.

1.24	“Employer” shall mean the Company and/or any Affiliate selected by the Committee to participate in the Plan and any successor. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.

1.25	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.26	“Hardship” shall, if permitted by law, mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. Such circumstances and the Committee’s determination will depend on the facts of each case, but, in any case, an occurrence or event will not be determined to be a Hardship to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of his elective deferrals under the Plan for the remainder of the Plan Year.

1.27	“Participant” shall mean (i) any individual selected by the Committee to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who properly completes and submits a Deferral Election Form, (iv) who commences participation in the Plan, and (v) whose participation has not terminated.

1.28	“Plan” shall mean the W.W. Grainger, Inc. Voluntary Salary and Incentive Deferral Plan, which shall be evidenced by this instrument, as may be amended from time to time.

1.29	“Plan Year” shall mean the 12-month period commencing January 1.

1.30	“Profit Sharing Plan” shall mean the W.W. Grainger, Inc. Employees Profit Sharing Plan or a comparable plan which covers Employees of an Affiliate.

1.31	“Retirement” shall mean the voluntary severance of employment with the Employer as a retirement as such term, or comparable applicable term, is defined under the Profit Sharing Plan.

1.32	“Year of Service” shall have the same meaning as the term Vesting Service under the Profit Sharing Plan.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Company who are situated in the United States, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Deferral Election Form within the time prescribed by the Committee. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the proper completion and delivery to the Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election for both Annual Base Salary and/or Bonus which the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the total vested portion of the Participant’s Annual Account Balances and terminate the Participant’s participation in the Plan. If a Participant terminates employment after the end of a Plan Year but prior to the payment of a bonus for such Plan Year, the deferral election will be terminated.

ARTICLE 3
Contributions/Crediting/Taxes

3.1       Minimum and Maximum Deferrals.

(a)

Annual Deferral Amount, Annual Base Salary, and Bonus. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Bonus multiplied by percentages which are not less than the following minimum percentages or more than the following maximum percentages.

	Minimum	Maximum
Annual Base Salary	5%	50%
Bonus	10%	85%

If an election is made for less than the stated minimum, or if no election is made, the amount deferred shall be zero. If an election is made for more than the stated maximum, then the election shall be for the maximum amount.

(b)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum and maximum percentage of Annual Base Salary and/or Bonus shall be applied to the amount of Annual Base Salary and/or the amount of Bonus not yet earned for such Plan Year by the Participant as of the effective date of the Participant’s Deferral Election Form which is submitted to the Committee.

3.2	Election Form.

(a)

Filing of Election Forms. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Deferral Election Form must be properly completed and signed by the Participant and delivered to the Committee (in accordance with Section 2.2 above).

(b)

Effect of Election Forms. A Participant’s Deferral Election Form shall only be effective for the Plan Year for which it is submitted and shall not continue in effect for subsequent Plan Years. The Committee shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit new Deferral Election Forms.

(c)	Timing of Election Forms. To be effective for any Plan Year, a Deferral Election Form must be received by the Committee prior to January 1 of the Plan Year to which it relates. However, if an individual first becomes eligible to participate in the Plan on or after the effective date of the Plan and on a date other than January 1, the individual may submit a Deferral Election Form for the remainder of the Plan Year in which he or she becomes a Participant if the Deferral Election Form is submitted within the time prescribed by the Committee; provided, however, that the Deferral Election Form shall apply only to Annual Base Salary and/or Bonus not yet earned, in accordance with Section 3.1(b).

3.3	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.4	Profit Sharing Allocation. For any Participant, the Annual Profit Sharing Allocation for a Plan Year will be limited to the amount that is the excess of (i) the amount, but for the Annual Deferral Amounts, that would have been allocable to such Participant’s profit sharing account under the Profit Sharing Plan for the Plan Year, and without regard to any limitations on such profit sharing contributions contained in the Code or in the Profit Sharing Plan in furtherance of such Code limitations, over (ii) the actual profit sharing contribution allocated to such Participant’s Profit Sharing Plan profit sharing account for the Plan Year; provided, however, that the amount determined by the application of clauses (i) and (ii) of this sentence shall be further reduced by the amount of any profit sharing contributions, if any, allocated for such Plan Year to the Participant’s account under the W.W. Grainger, Inc. Supplemental Profit Sharing Plan or a comparable supplemental profit sharing plan which covers Employees of an Affiliate.

3.5	Vesting. A Participant shall at all times be 100% vested in his or her Annual Deferral Account. A Participant shall be vested in his or her Annual Profit Sharing Account in accordance with the vesting provisions of the Profit Sharing Plan.

3.6	Allocation of Funds

(a)

Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Annual Account Balance.

(b)

Election of Investment Options. A Participant, in connection with his or her Deferral Election Form in accordance with Section 2 above, shall elect one or more investment funds (the “Investment Option(s)”) to be used to determine the additional amounts to be credited to his or her Annual Account Balance. Participants will be permitted to modify their elected Investment Options in a manner prescribed by the Committee.

(c)

Proportionate Allocation. In making any election described in Section 3.6(b) above, the Participant shall specify in increments of one percentage point (1%), the percentage of his or her Annual Account Balance to be allocated to a Investment Option (as if the Participant was making an investment in that Investment Option with that portion of his or her Annual Account Balance).

(d)

No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Investment Options are to be used for measurement purposes only, and a Participant’s election of any Investment Option(s), the allocation to his or her Annual Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Annual Account Balance shall not be considered or construed in any manner as an actual investment of his or her Annual Account Balance in any such Investment Option. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Investment Options, no Participant shall have any rights in or to such investment themselves. Without limiting the foregoing, a Participant’s Annual Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company, and the Participant shall at all times remain an unsecured creditor of the Company.

3.7          FICA and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of contributions under the Federal Insurance Contributions Act (“FICA”) and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Account in order to comply with this Section 3.7.

(b)

Profit Sharing Account. When a Participant becomes vested in a portion of his or her Annual Profit Sharing Account, the Employer shall withhold from the Participant’s Annual Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such vested portions of his or her Annual Profit Sharing Account. If necessary, the Committee may reduce the vested portion of the Participant’s Annual Profit Sharing Account, as the case may be, in order to comply with this Section 3.7.

3.8	Distributions. The Employer shall withhold from any distributions made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer.

ARTICLE 4
Hardship Withdrawal

If the Participant experiences a Hardship, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan as permitted by law (“Hardship Withdrawal”). The Hardship Withdrawal shall not exceed the lesser of the total of the Participant’s Annual Account Balances, calculated as if such Participant were receiving a single-sum distribution upon termination of employment, or the amount reasonably needed to satisfy the Hardship. If, subject to the sole discretion of the Committee, the petition for a suspension is approved, suspension shall take effect upon the date of approval. If a Hardship Withdrawal is approved any distribution shall be made within 60 days of the date of approval. The payment of any amount under this Article 4 shall not be subject to the Deduction Limitation. Any suspension of deferrals pursuant to this Article 4 shall continue for the remainder of the Plan Year in which the suspension is approved.

ARTICLE 5
Distribution of Benefits

5.1          Distribution Election.

(a)

A Participant may elect to receive a distribution of the vested portion of his or her Annual Account Balance which will commence upon one of the following events: (i) the Participant’s Retirement or Disability and/or (ii) a date or dates certain.

5.2          Retirement/Disability Distributions.

(a)

A Participant may elect one or more of the following forms of distribution for the vested portion of his or her Annual Account Balance distributable by reason of the Participant’s Retirement or Disability: (i) a single-sum distribution, (ii) a distribution in annual installments payable over a period of up to 15 years; provided, however, that if the total of the Participant’s Annual Account Balances are less than $50,000, such amount shall be paid in a single-sum; and/or (iii) a single-sum distribution followed by a distribution in annual installments payable over a period of up to 15 years; provided, however, that if the total vested portion of the Participant’s Annual Account Balances is less than $50,000, such amount shall be paid in a single-sum. For purposes of determining whether a single-sum payment shall be required, the Committee may select a valuation date that occurs no earlier than 90 days prior to the date distributions are to otherwise commence. The decision of the Committee that a single-sum payment is required shall be final on all parties.

(b)

A Participant may change his or her distribution election for a distribution of a Participant Annual Account Balance if such change is made in writing at least one year prior to the Participant’s Retirement or Disability, whichever applies, and so long as such change is not prohibited by law. In the event that the Participant’s most recent form of distribution election was made within one year of the Participant’s Retirement or Disability (whichever applies), the next most recent election made at least one year prior to the Participant’s Retirement or Disability (or if none, the Participant’s initial election) shall be used.

(c)

A distribution payable by reason of the Participant’s Retirement or Disability shall be paid (in the case of a single-sum) or commence to be paid (in the case of annual installments) following the Participant’s Retirement or Disability, but not later than one year following such date.

5.3          Date Certain Distributions.

(a)

A Participant may elect one of the following forms of distribution for all or a portion of the vested portion of his or her Annual Account Balances distributable as a Date Certain Distribution: (i) a single-sum distribution, or (ii) a distribution in annual installments payable over a period of up to 15 years; provided, however, that if the total vested portion of the Participant’s distributable Annual Account Balances is less than $50,000, such amount shall be paid in a single-sum. For purposes of determining whether a single-sum payment shall be required, the Committee may select a valuation date that occurs no earlier than 90 days prior to the date distributions are to otherwise commence. The decision of the Committee that a single-sum payment is required shall be final on all parties.

(b)

A Participant may change his or her distribution election if such change is made in writing at least one year prior to the Participant’s Date Certain Distribution and so long as such change is not prohibited by law. In the event that the Participant’s most recent form of distribution election was made within one year of the Participant’s Date Certain Distribution, the next most recent election made at least one year prior to the Date Certain Distribution (or if none, the Participant’s initial election) shall be used.

(c)

A Date Certain Distribution shall be paid (in the case of a single-sum) or commence to be paid (in the case of annual installments) in the January of the year elected by the Participant to receive or begin receiving such Date Certain Distribution.

(d)

If a Participant has elected a Date Certain Distribution for all or a portion of the vested portion of his or her Annual Account Balances, but terminates employment by reason of Retirement or Disability prior to the year specified by the Participant for such Date Certain Distribution to commence, the vested portion of the Participant’s Annual Account Balances which would have been distributable shall instead be paid to him or her in the same manner that the Participant elected to receive the Date Certain Distribution but beginning as of the date of Retirement or Disability; provided, however, that if the vested portion of such Participant’s distributable Annual Account Balances is less than $50,000, such amount shall be paid in a single-sum. For purposes of determining whether a single-sum payment shall be required, the Committee may select a valuation date that occurs no earlier than 90 days prior to the date distributions are to otherwise commence. The decision of the Committee that a single-sum payment is required shall be final on all parties.

(e)

If a Participant terminates employment by reason of Retirement or Disability while receiving installment distributions of a Date Certain Distribution, the remaining portion of the Date Certain Distribution shall continue to be distributed as elected by the Participant.

5.4	Death Before Commencement of Distributions. If a Participant dies before a distribution of the vested portion of his or her Annual Account Balance under the Plan has begun, the vested portion of the Participant’s Annual Account Balance shall be distributed to his or her Beneficiary in a single-sum as soon as administratively practicable following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

5.5	Death After Commencement of Distributions. If a Participant dies after a distribution of the vested portion of his or her Annual Account Balance under the Plan has begun, the vested portion of the Participant’s Annual Account Balance, including those amounts not yet distributable, shall be distributed to his or her Beneficiary in a single-sum as soon as administratively practicable following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

5.6	Other Terminations of Employment. If a Participant terminates employment for any reason other than Retirement, Disability, or death, the vested portion of the Participant’s Annual Account Balance shall be distributed to such Participant as soon as administratively practicable after such termination.

5.7	Hardship Withdrawals. Upon petition to and approval by the Committee in accordance with Article 4, a Participant shall be permitted a Hardship Withdrawal, if permitted by law. A Hardship Withdrawal shall be distributed in a single-sum as soon as administratively practicable after the Committee has determined the amount of the Hardship Withdrawal.

ARTICLE 6
Disability Waiver and Benefit

6.1         Disability Waiver.

(a)

Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Annual Base Salary or Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of the Plan.

(b)

Return to Work. If a Participant returns to employment with the Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and a Deferral Election Form is delivered to the Committee for each such election in accordance with Section 3.2 above.

6.2	Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under the Plan, continue to be considered to be employed, and shall be eligible for the benefits provided for in Articles 4 or 5 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of the Plan only, deem such Participant to have experienced a termination of employment under Section 5.6 of the Plan, in which case such Participant shall receive a payment of his or her Annual Account Balance at the time of the Committee’s determination in accordance with Section 5.6. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 7
Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designated under any other plan of an Employer in which the Participant participates.

7.2	Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above, the Beneficiary shall first be deemed to be his or her spouse if his or her spouse resides with the Participant at the time of such Participant’s death. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above and such spouse has predeceased the Participant or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.

7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

ARTICLE 8
Leave of Absence

8.1	Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

8.2	Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election applicable for that Plan Year.

ARTICLE 9
Termination, Amendment or Modification

9.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its Board. Upon the termination of the Plan, the affected Participants shall terminate their participation in the Plan and their vested Annual Account Balances, determined as if they had experienced a termination of employment under Section 5.6 of the Plan on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, the Company shall pay such benefits as soon as administratively practicable. Upon a Change in Control, the Annual Account Balances of all participants shall be administered in accordance with Section 10.2 of the Plan.

9.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Annual Account Balance in existence at the time the amendment or modification is made, as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 9.2 or Section 10.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

ARTICLE 10
Administration

10.1	Committee Duties. Except as otherwise provided in this Article 10, the Plan shall be administered by a Committee which shall be the Compensation Committee of Management, or such other committee as the Board shall appoint. Members of the Committee may be Participants in the Plan. The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

10.2	Administration Upon Change In Control. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan including, but not limited to, benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must: (i) pay all reasonable administrative expenses and fees of the Administrator; (ii) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Annual Account Balances of the Participants, the date of the Retirement, Disability, death or other termination of employment of the Participants, and such other pertinent information as the Administrator may reasonably require; and (iv) fully vest all Annual Account Balances of the Participants and pay such benefits in a lump sum within five (5) business days of such Change in Control. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only with the Administrator’s approval.

10.3	Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

10.4	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.5	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities including, without limitation, attorney’s fees and expenses arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by the Committee, any of its members, and any such Employee.

10.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or other termination of employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 11
Other Benefits and Agreements

11.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 12
Claims Procedures

12.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.

12.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

12.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

12.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 13
Status of the Plan.

13.1	Plan To Be Unfunded. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

ARTICLE 14
Miscellaneous

14.1	Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

14.2	Nonassignability. A Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant directly or indirectly, be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.3	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly otherwise provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

14.4	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.5	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.6	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.7	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Illinois.

14.8	Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

 W.W. Grainger, Inc.
           Attn: Corporate Secretary
    100 Grainger Parkway
               Lake Forest, IL 60045-5201

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.9	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

14.10	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.11	Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.12	Court Order. The Committee is authorized to make any payments when due as directed by court order in any action in which the Employer, Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

14.13	Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Administrator after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the vested portion of a Participant’s Annual Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under the Plan.

14.14	Discharge of Obligations. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan to a Participant or Beneficiary shall fully and completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan and the Participant’s participation in the Plan shall terminate.

14.15	Legal Fees to Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members), a shareholder of the Company or of any successor might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or its successor has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, its successor, or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company or its successor irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company or its successor to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, its successor, or any director, officer, shareholder or other person affiliated with the Company or its successor thereto in any jurisdiction.